Exhibit 99.1
Hanmi Financial Corp. Appoints
Mark K. Mason to the Board of Directors
LOS ANGELES — April 17, 2007 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that Mark K. Mason has joined its Board of Directors. His appointment was effective April 13, 2007.
Since 2002, Mr. Mason has provided financial and operational consulting to financial institutions and mortgage originators. Prior to that Mr. Mason was chairman, president and chief executive officer of Fidelity Federal Bank, a subsidiary of Bank Plus Corporation in Los Angeles, where he had previously been executive vice president and chief financial officer. Mr. Mason was instrumental in stabilizing the bank’s operations and negotiating its sale in 2001 at more than twice its tangible book value. Mr. Mason is a Certified Public Accountant in California. His professional experience includes a total of seven years with Deloitte & Touche, most recently as a senior manager in the Los Angeles office in charge of consulting, accounting and auditing services to clients in the financial services industries.
“I am pleased to welcome Mark to the Board,” said Richard B. C. Lee, Chairman. “He brings to Hanmi a wealth of experience in addressing the myriad challenges faced by a variety of financial institutions, as well as a keen understanding of the Southern California marketplace. His background in accounting, plus his hands-on experience in a variety of areas — including taxation, information systems, financial reporting, strategic planning, and asset-liability management — will be of great benefit to Hanmi as we pursue our goal of becoming a pre-eminent regional bank serving an increasingly multi-ethnic marketplace. He joins a Board that is committed to furthering the interests of Hanmi, its customers, and its shareholders.”
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 23 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and eight loan production offices in California, Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-351-9227
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